UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 1, 2004

VCG HOLDING CORP.
(Exact name of registrant as specified in its charter)

Colorado	000-50291	84-1157022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Union Blvd, Suite 540, Lakewood, CO	80228
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 934-2424

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant

On October 1, 2004, Lowrie Management LLLP, a Colorado limited liability limited partnership (“LM”), and Glendale Restaurant Concepts LP, a Colorado limited partnership (“Glendale”), entered into a ten-year lease agreement for certain premises, including land, in Glendale, Colorado (the “Lease”). Glendale is a wholly owned limited liability company of VCG Holding Corp., a Colorado corporation (“the Company”). LM is controlled by Troy H. Lowrie, Chairman of the Board and Chief Executive Officer of the Company. The effective date of the Lease is October 1, 2004. LM agreed to lease the premises to Glendale in consideration for $144,000 per annum (or $12,000 per month) during the first five years of the Lease and $162,000 per annum (or $13,500 per month) during the last five years on the Lease. LM also granted Glendale three options to renew the Lease term for additional five-year period each. The Lease contains other terms and provisions which are customary for the agreement of this nature. In addition, in a separate Guaranty of Lease agreement, the Company absolutely and unconditionally guaranteed Glendale’s performance under the Lease, including the payment of monthly rent and other Glendale’s obligations set forth under the Lease. The foregoing guaranty is effective for the first ten years of the Lease and does not apply to any renewals or extensions thereof. The Board of Directors and the Audit Committee hereof have reviewed and approved the terms and conditions of the foregoing transaction.

The foregoing is a summary description of the terms of the Lease and by its nature is incomplete. It is qualified in the entirety by the text of the Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. All readers of this Current Report are encouraged to read the entire text of the Lease attached hereto.

Section 9 Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(c) Exhibit 10.1 – Lease Agreement dated October 1, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VCG Holding Corp.

Date: October 7, 2004	By:	/s/ Donald W. Prosser
	Name:	Donald W. Prosser
	Title:	Director, Chief Financial and Accounting Officer